UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K/A-1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 25, 2014 (April 22, 2014)

SILVER STREAM MINING CORP.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52752
(Commission File No.)

9550 South Eastern Avenue
Suite 253
Las Vegas, Nevada   89123
(Address of principal executive offices and Zip Code)

(702) 818-1775
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

REASON FOR AMENDMENT

This amended Form 8-K is filed to amend the Form 8-K filed with the SEC on April 4, 2014.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 31, 2014, we entered into a consulting agreement (the “Genovius Agreement”) with Genovius LLC to advise our Board on, among other things (i) business strategies, (ii) corporate communications strategies, (iii) financing strategies, (iv) identification of potential projects for acquisition and (v) assessments of projects identified for acquisition.   Under the terms of the Genovius Agreement, Genovius will receive: (i) options to acquire up to 2,000,000 shares of the Company's common stock at an exercise price of $0.10 per share exercisable for a period of five years; (ii) an allotment of shares for each property acquisition identified by Genovius and completed by us, or sale of a property where the purchaser is identified by Genovius.  The total amount of shares will be based on the value of the acquisition or sale in the following amounts: (A) up to $300,000, 10.0% of the value, (B) between $300,000 and $1,000,000, 7.5% of the value, (C) over $1,000,000, 5.0% of the value (all values are divided by the weighted average closing price of the shares for the five trading days prior to the close of the acquisition or sale); (iii) a monthly consulting fee of $15,000 per month for up to 15 days work; and, (iv) participation in our stock option plan on an annual basis with an initial 200,000 options to issued to Genovius with an exercise price of $0.25 per share.   The Genovius Agreement has a term ending on January 31, 2015 unless terminated by either party with one month's advance notice. The term of the agreement may be extended upon mutual agreement of the parties.  The Genovius Agreement also contains confidentiality, non-competition and indemnification provisions customary for agreements of this type.

On April 22, 2014, we entered into a revised consulting agreement (the “Genovius Agreement”) with Genovius LLC which superseded the March 31, 2014 agreement aforesaid, in its entirety, to advise our Board on, among other things (i) business strategies, (ii) corporate branding strategies, (iii) financing strategies, (iv) identification of potential projects for acquisition and (v) assessments of projects identified for acquisition.   Under the terms of the Genovius Agreement, Genovius will receive: (i) options to acquire up to 2,000,000 shares of the Company's common stock at an exercise price of $0.10 per share exercisable for a period of five years; (ii) an option to acquires shares of our common stock for $0.01 per shares for a period of five years for each mining property acquisition where the purchaser is identified in whole or in part by Genovius.  The total amount of option shares will be based on the total value of the acquisition or sale in the following amounts: (A) up to $300,000, 10.0% of the value divided by the weighted average closing price of the shares for the five trading days prior to the close of the acquisition or sale, (B) between $300,000 and $1,000,000, 7.5% of the value divided by the weighted average closing price of the shares for the five trading days prior to the close of the acquisition or sale, (C) over $1,000,000, 5.0% of the value divided by the weighted average closing price of the shares for the five trading days prior to the close of the acquisition or sale, (D) if the maximum number of shares at any of the above three levels is higher than the number of shares calculated at the actual level the acquisition or sale value falls into, then the higher number shares will be issued; (iii) a monthly consulting fee of $15,000 per month for up to 15 days work; and, (iv) participation in our stock option plan on an annual basis with an initial 200,000 options to issue to Genovius with an exercise price of $0.25 per share.   The Genovius Agreement has a term ending on January 31, 2015 unless terminated by either party with one month's advance notice. The term of the agreement may be extended upon mutual agreement of the parties.  The Genovius Agreement also contains confidentiality, non-competition and indemnification provisions customary for agreements of this type.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 25th day of April 2014.

SILVER STREAM MINING CORP.

BY:	DONALD BOSSERT
Donald Bossert, Chief Financial Officer